Exhibit 99.1

BioTime Announces Second Quarter 2012 Financial Results and Recent Corporate Accomplishments

ALAMEDA, Calif.--(BUSINESS WIRE)--August 9, 2012--BioTime, Inc. (NYSE MKT: BTX), a biotechnology company that develops and markets products in the field of regenerative medicine, today reported financial results for the second quarter ended June 30, 2012 and highlighted recent corporate accomplishments.

Financial Results

Net Loss

Net loss attributable to BioTime, Inc. for the second quarter of 2012 was $5.5 million or $0.11 per share, compared to a net loss of $4.3 million or $0.09 per share for the same period of 2011. For the six months ended June 30, 2012, net loss attributable to BioTime was $10.4 million, or $0.21 per share, compared to $7.6 million, or $0.16 per share for the same period of 2011.

Revenue

Total revenue, on a consolidated basis, was approximately $1.0 million and $1.7 million for the second quarter and year-to-date period ended June 30, 2012, respectively, compared to $0.8 million and $1.6 million for the same periods of 2011. The increase in revenue year-over-year is primarily attributable to grant income from Israel’s Office of the Chief Scientist for our subsidiary Cell Cure Neurosciences Ltd. and a partial period of license revenue from subscription and advertising revenue for GeneCards® as a result of the acquisition of XenneX, Inc. by BioTime’s subsidiary LifeMap Sciences, Inc. in the second quarter of 2012.

Expenses

Total operating expenses for the second quarter of 2012 were $7.0 million, compared to $5.7 million for the comparable period in 2011. Research and development expenses for the second quarter of 2012 were $4.6 million, compared to $3.3 million for the comparable 2011 period. General and administrative expenses for the second quarter of 2012 were $2.4 million, which were the same as the comparable 2011 period.

Total operating expenses for the first six months of 2012 were $13.6 million, compared to $10.6 million for the comparable period in 2011. Research and development expenses for the first six months of 2012 were $8.8 million, compared to $6.3 million for the comparable 2011 period. General and administrative expenses for the first six months of 2012 were $4.8 million, compared to $4.3 million for the comparable 2011 period.

The increase in research and development expenses for the three and six month periods ending June 30, 2012, compared to the same periods in 2011, is primarily due to increased headcount-related expenses, patent-related legal fees, and increased efforts in the ReneviaTM clinical development program and PanC-DxTM diagnostic development program. General and administrative expenses for the second quarter of 2012 were flat compared to the same period in 2011. The increase in general and administrative expenses for the six months ended June 30, 2012, compared to the same period in 2011, is primarily due to increased headcount-related expenses, including non-cash stock compensation expense.

Cash Flow

Net cash used in operating activities was $4.0 million for the three months ended June 30, 2012 compared to $2.8 million for the three months ended June 30, 2011, reflecting additional expenses related to increased headcount and research and development programs in BioTime’s subsidiaries year over year. Net cash used in operating activities for the six months ended June 30, 2012 was $9.7 million for the six months ended June 30, 2012 compared to $6.2 million for the six months ended June 30, 2011.

The $4.0 million of net cash used in operating activities in the second quarter of 2012 was $1.7 million less than the $5.7 million used in the first quarter of 2012, which was due to a significant number of one-time license fees, employee bonuses, and other expenses which occurred in the first quarter of 2012.

Balance Sheet

Cash and cash equivalents, on a consolidated basis, totaled $12.7 million as of June 30, 2012, compared with $22.2 million as of December 31, 2011.

A BioTime subsidiary, OncoCyte Corporation, currently holds 1,286,174 in BioTime common shares. The common shares are accounted for as Treasury Stock on a consolidated basis, but this investment account, currently valued at approximately $5 million, is available to fund the operations of OncoCyte.

In July 2012, an investment of approximately $2 million was made in BioTime’s subsidiary LifeMap Sciences, Inc. through a share exchange agreement.

Second Quarter and Recent Corporate Accomplishments

Advanced Near-Term Product Development

  Provided an update on the development of ReneviaTM (formerly known as HyStem®-Rx), including the product development milestones for the launch of ReneviaTM in Europe, the plan to obtain the CE Mark necessary for marketing in European Union countries, and the global distribution network marketing the HyStem® line of research.
  BioTime and its subsidiary OncoCyte Corporation provided an update on the development of PanC-DxTM, a novel diagnostic device to detect the presence of various human cancers, including cancers of the breast, lung, bladder, uterus, stomach, and colon, during routine check-ups. The update communicated the achievement of several key advances, including 1) the evaluation of over 50 potential cancer biomarkers discovered by OncoCyte and BioTime using antibody-based technology to assess blood samples from a proprietary sample bank derived from over 600 donors (i.e., patients with cancers of the breast, colon, and pancreas, as well as healthy volunteers); and 2) the selection of 7 such serum markers for monoclonal antibody production.

Expanded Revenue Opportunities

  BioTime and its subsidiary LifeMap Sciences, Inc. announced the completion of the acquisition of XenneX, Inc. through a merger of XenneX into LifeMap Sciences. By acquiring XenneX, LifeMap Sciences acquired the exclusive, worldwide licenses to market GeneCards® and PanDaTox. GeneCards® is a searchable, integrated database of human genes that provides concise genomic, transcriptomic, genetic, proteomic, functional, and disease-related information on all known and predicted human genes. GeneCards® generates revenue worldwide from customers in the biotechnology, pharmaceutical, and other life science industries, as well as from organizations dealing with biotechnology-related intellectual property. PanDaTox is a recently developed searchable database that can be used to identify genes and intergenic regions that are unclonable in E. coli. PanDaTox is expected to contribute to enhancements in the efficiency of metabolic engineering and ultimately aid in the discovery of new antibiotics and biotechnologically beneficial functional genes.
  Announced plans to transfer to LifeMap the products and technologies necessary for it to become the principal marketing subsidiary for BioTime research products, including ACTCellerateTM human progenitor cell lines, good manufacturing practice (GMP)-quality human embryonic stem (hES) cell lines, hES cell lines carrying inherited genetic diseases, and ESpanTM growth media for progenitor cell lines for non-therapeutic uses. LifeMap will utilize its databases as part of its online marketing strategy to reach life sciences researchers at biotech and pharmaceutical companies and at academic institutions and research hospitals worldwide.
  LifeMap Sciences, Inc. announced the release of GeneCards®, Version 3.08. The new GeneCards® release includes more than 94,500 gene entries. Among the most important enhancements is the display of about 52,000 non-protein-coding RNA genes, which more than triples the previous count and thereby affords a new vista of this groundbreaking category of human genes. A second novel feature is the vast expansion of the mutual similarity space for human genes and the utilization of powerful gene sequence alignments. GeneCards® attracts more than 12 million page visits per year and is consistently in the top positions for gene search results in Google. The new release is available at www.genecards.org.
  LifeMap Sciences, Inc. entered into a license agreement with Yeda Research and Development Company Ltd., the technology transfer arm of the Weizmann Institute of Science, to market a new database called MalaCards. A database of human diseases that is based on the GeneCards® platform, MalaCards contains computerized “cards” classifying information related to a wide array of human diseases. This novel research tool is expected to be launched in the 4th quarter of 2012 and will aid researchers in studying the roles of genes and cells involved in disease processes.

New Cell Cure Neurosciences Research Grant

  Subsidiary Cell Cure Neurosciences Ltd. was awarded a grant for 2012 in the amount of approximately $1.33 million from Israel’s Office of the Chief Scientist to help finance the development of OpRegen®, Cell Cure’s cell-based therapeutic product in development for the treatment of age-related macular degeneration, a severe form of acute vision loss and the leading cause of blindness in an aging population.

Additional Collaborations

  Announced the signing of an exclusive sublicense agreement and a supply agreement with Jade Therapeutics, LLC, a developer of an ophthalmological therapeutic sustained-release drug delivery platform. BioTime will provide Jade with clinical-grade HyStem® hydrogels and certain patented technology for use by Jade in the development of new pharmaceutical products for ophthalmologic use. Jade plans to utilize the hydrogels to facilitate the time-released topical delivery of recombinant human growth hormone to help heal lesions on the surface of the eye.

Expanded Involvement of Board of Directors

  Announced the formation of a Science & Technology Committee of the BioTime Board of Directors to oversee the development and commercialization of BioTime's technology and products in regenerative medicine and oncology. The committee will regularly report to the Board of Directors and make recommendations to the Board as regards the priorities, direction, quality, and execution of BioTime's technology and product development programs, as well as allocations of financial resources and potential acquisitions of new technology and products. The committee is chaired by director Andrew C. von Eschenbach, M.D., the former Commissioner of the U.S. Food and Drug Administration and former Director of the National Cancer Institute.

Key Research Publications and Presentations

  BioTime and its subsidiaries presented updates on their operations, objectives, recent developments, and strategies at a BioTime-sponsored Investor Day in New York City on April 23, 2012. Presentations as well as videos of the event are available for viewing on BioTime's website at www.biotimeinc.com.
  Announced the publication of a scientific paper demonstrating the effectiveness of BioTime’s HyStem®-C in the transplantation of heart muscle-derived cells in an animal model of heart disease. The paper, "Functional performance of human cardiosphere-derived cells delivered in an in situ polymerizable hyaluronan-gelatin hydrogel," was published in the peer-reviewed journal Biomaterials. The report demonstrates that the survival of human heart-derived cells is markedly improved when the cells are formulated in HyStem®-C, a formulation similar to that being developed by BioTime under the trade name ReneviaTM.

  Published in the peer-reviewed journal Regenerative Medicine a paper detailing the characterization of a progenitor cell line produced from hES cells using proprietary ACTCellerateTM technology. The study demonstrated a scalable source of highly purified and identified progenitor cells capable of making definitive (non-hypertrophic) cartilage. These progenitor cells were found to regenerate cartilage with long sought-after markers indicating that the cells may be useful in the treatment of osteoarthritis, which currently affects over 26 million people in the United States. The findings also revealed that these cells can be directly expanded on an industrial scale, which will be necessary in order to make transplantable cells available in commercial quantities.
  Presented at the following scientific and investor meetings: 8th Global Technology Community Stem Cell Summit 2012, the BioCentury Future Leaders in the Biotech Industry Conference, the Jefferies 2012 Global Healthcare Conference, and the 2012 Agora Financial Investment Symposium.

About BioTime, Inc.

BioTime, headquartered in Alameda, California, is a biotechnology company focused on regenerative medicine and blood plasma volume expanders. Its broad platform of stem cell technologies is enhanced through subsidiaries focused on specific fields of application. BioTime develops and markets research products in the field of stem cells and regenerative medicine, including a wide array of proprietary ACTCellerate™ cell lines, HyStem® hydrogels, culture media, and differentiation kits. BioTime is developing Renevia™ (formerly known as HyStem®-Rx), a biocompatible, implantable hyaluronan and collagen-based matrix for cell delivery in human clinical applications. BioTime's therapeutic product development strategy is pursued through subsidiaries that focus on specific organ systems and related diseases for which there is a high unmet medical need. BioTime's majority owned subsidiary Cell Cure Neurosciences Ltd. is developing therapeutic products derived from stem cells for the treatment of retinal and neural degenerative diseases. BioTime's subsidiary OrthoCyte Corporation is developing therapeutic applications of stem cells to treat orthopedic diseases and injuries. Another subsidiary, OncoCyte Corporation, focuses on the diagnostic and therapeutic applications of stem cell technology in cancer, including the diagnostic product PanC-Dx™ currently being developed for the detection of cancer in blood samples. ReCyte Therapeutics, Inc. is developing applications of BioTime's proprietary induced pluripotent stem cell technology to reverse the developmental aging of human cells to treat cardiovascular and blood cell diseases. BioTime's subsidiary, LifeMap Sciences, Inc., markets GeneCards®, the leading human gene database, and is developing an integrated database suite to complement GeneCards® that will also include the LifeMap™ database of embryonic development, stem cell research and regenerative medicine, and MalaCards, the human disease database. LifeMap will also market BioTime research products. BioTime's lead product, Hextend®, is a blood plasma volume expander manufactured and distributed in the U.S. by Hospira, Inc. and in South Korea by CJ CheilJedang Corporation under exclusive licensing agreements. Additional information about BioTime can be found on the web at www.biotimeinc.com.

Forward-Looking Statements

Statements pertaining to future financial and/or operating results, future growth in research, technology, clinical development, and potential opportunities for BioTime and its subsidiaries, along with other statements about the future expectations, beliefs, goals, plans, or prospects expressed by management constitute forward-looking statements. Any statements that are not historical fact (including, but not limited to statements that contain words such as "will," "believes," "plans," "anticipates," "expects," "estimates") should also be considered to be forward-looking statements. Forward-looking statements involve risks and uncertainties, including, without limitation, risks inherent in the development and/or commercialization of potential products, uncertainty in the results of clinical trials or regulatory approvals, need and ability to obtain future capital, and maintenance of intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements and as such should be evaluated together with the many uncertainties that affect the business of BioTime and its subsidiaries, particularly those mentioned in the cautionary statements found in BioTime's Securities and Exchange Commission filings. BioTime disclaims any intent or obligation to update these forward-looking statements.

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BIOTIME, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2012	December 31,
	(unaudited)	2011

ASSETS
CURRENT ASSETS
Cash and cash equivalents	$12,659,843	$22,211,897
Inventory	55,018	51,174
Prepaid expenses and other current assets	1,891,383	2,692,303
Total current assets	14,606,244	24,955,374

Equipment, net	1,298,638	1,347,779
Deferred license and consulting fees	756,510	843,944
Deposits	67,395	63,082
Intangible assets, net	21,652,621	18,619,516
TOTAL ASSETS	$38,381,408	$45,829,695

LIABILITIES AND EQUITY
CURRENT LIABILITIES
Accounts payable and accrued liabilities	$2,485,992	$2,681,111
Deferred grant income	-	261,777
Deferred license revenue, current portion	476,217	203,767
Total current liabilities	2,962,209	3,146,655

LONG-TERM LIABILITIES
Deferred license revenue, net of current portion	826,614	899,551
Deferred rent, net of current portion	61,324	66,688
Other long term liabilities	236,881	258,620
Total long-term liabilities	1,124,819	1,224,859

Commitments and contingencies

EQUITY
Preferred Shares, no par value, authorized 1,000,000 shares; none issued	-	-
Common Shares, no par value, authorized 75,000,000 shares; issued and outstanding shares; 50,790,391 issued and 49,504,217 outstanding as of June 30, 2012 and 50,321,962 issued and 49,035,788 outstanding at Decemberr 31, 2011, respectively	120,163,339	115,144,787
Contributed capital	93,972	93,972
Accumulated other comprehensive income	(181,607)	(122,749)
Accumulated deficit	(90,899,131)	(80,470,009)
Treasury stock at cost: 1,286,174 shares at June 30, 2012 and at December 31, 2011	(6,000,000)	(6,000,000)
Total shareholders' equity	23,176,573	28,646,001
Noncontrolling interest	11,117,807	12,812,180
Total equity	34,294,380	41,458,181
TOTAL LIABILITIES AND EQUITY	$38,381,408	$45,829,695

BIOTIME, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2012	June 30, 2011	June 30, 2012	June 30, 2011

REVENUES:
License fees	$175,419	$41,361	$211,887	$146,546
Royalties from product sales	126,455	177,244	273,857	393,230
Grant income	672,537	442,244	1,074,771	857,855
Sale of research products	59,253	119,520	127,037	208,607
Total revenues	1,033,664	780,369	1,687,552	1,606,238

Cost of Sales	(83,918)	(24,816)	(105,497)	(24,831)

Total net revenues	949,746	755,553	1,582,055	1,581,407

EXPENSES:
Research and development	(4,615,436)	(3,333,689)	(8,773,302)	(6,284,816)
General and administrative	(2,413,641)	(2,402,858)	(4,802,337)	(4,303,050)
Total expenses	(7,029,077)	(5,736,547)	(13,575,639)	(10,587,866)
Loss from operations	(6,079,331)	(4,980,994)	(11,993,584)	(9,006,459)
OTHER INCOME/(EXPENSES):
Interest income, net	3,355	5,124	11,636	11,851
Other income/(expense), net	85,260	(24,446)	(240,005)	50,007
Loss on sale of fixed assets	(3,546)	-	(3,546)	-
Total other income/(expenses), net	85,069	(19,322)	(231,915)	61,858
NET LOSS	(5,994,262)	(5,000,316)	(12,225,499)	(8,944,601)
Less: Net loss attributable to the noncontrolling interest	537,040	722,388	1,796,378	1,302,379

NET LOSS ATTRIBUTABLE TO BIOTIME, INC. (1)	$(5,457,222)	$(4,277,928)	$(10,429,121)	$(7,642,222)

Foreign currency translation loss	(182,947)	(928,536)	(58,859)	(1,598,542)

COMPREHENSIVE NET LOSS (2)	$(5,640,169)	$(5,206,464)	$(10,487,980)	$(9,240,764)

BASIC AND DILUTED LOSS PER COMMON SHARE (1)	$(0.11)	$(0.09)	$(0.21)	$(0.16)

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING: BASIC AND DILUTED	50,548,582	48,835,672	50,435,272	48,572,550

(1) Basic and diluted loss per common share is calculated using "Net loss attributable to BioTime, Inc."

(2) Comprehensive net loss includes foreign currency translation loss of $182,947 and 58,859 for the three and six months ended June 30, 2012, respectively and translation loss of $928,536 and $1,598,542 for the same periods in the prior year, respectively arising entirely from the translation of foreign subsidiary financial information for consolidation purposes and therefore not used in the calculation of basic and diluted loss per common share.

CONTACT:
BioTime, Inc.
Peter Garcia, 510-521-3390, ext. 367
Chief Financial Officer
pgarcia@biotimemail.com
or
Judith Segall
510-521-3390, ext. 301
jsegall@biotimemail.com